Exhibit (d)-(6)

June 30, 2015

Homeinns Hotel Group

No. 124 Caobao Road

Xuhui District

Shanghai 200235

China

Dear Sir/Madam:

In connection with the proposed transaction (the “Transaction”) between Homeinns Hotel Group (the “Discloser”) and BTG Hotels (Group) Co., Ltd. (“BTG Hotels”), Poly Victory Investments Limited (“Poly Victory”), Ctrip.com International, Ltd. (“Ctrip”), Mr. Neil Nanpeng Shen, Co-Founder and Co-Chairman of the Board of the Discloser (“Mr. Shen”), James Jianzhang Liang, Co-Founder and Director of the Discloser and Chairman of the Board of Directors and Chief Executive Officer of Ctrip (“Mr. Liang”), and David Jian Sun, Chief Executive Officer and Director of the Discloser (“Mr. Sun,” together with BTG Hotels, Poly Victory, Ctrip, Mr. Shen and Mr. Liang, the “Recipients” and each, a “Recipient”) pursuant to that certain non-binding proposal letter, dated June 11, 2015, received by the Board of Directors of the Discloser from the Recipients, the Recipients have requested and the Discloser intends to make available to the Recipients, certain Confidential Material (as defined below) concerning the Discloser, subject to each Recipient’s acceptance of and compliance with the terms and conditions set forth in this letter agreement (the “Agreement”).

The term “Confidential Material” shall mean all information, whether written or oral, which is disclosed by the Discloser or any of its Representatives (as defined below) to the Recipients or its Representatives, on or after the date hereof, which shall include without limitation (i) all non-public information of the Discloser, including its business, operations, assets and financial condition, and (ii) the fact that an evaluation of the potential Transaction is occurring or has occurred, that information is being or has been made available to the Recipients or that discussions or negotiations are occurring or have occurred concerning a potential Transaction, or any of the terms, conditions or other facts with respect to any such potential Transaction, including the status thereof, but which shall not include information which (a) was in the Recipients’ possession prior to the disclosure by the Discloser or any of its Representative(s), (b) is or becomes part of the public domain other than by a breach of this Agreement by any Recipient or any of their respective Representatives, or (c) comes into a Recipient’s possession from a third party who is not known by such Recipient (or its Representatives), after reasonable investigation, to be bound by any confidentiality obligations to the Discloser.

The term “Representatives”, in respect of a person, shall mean such person’s Affiliates and its and their respective directors, officers and employees, shareholders, agents and advisors (including financial, legal and accounting advisors) and any of their other representatives. The term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1

The Recipients hereby expressly agree that the Confidential Material will be used solely in connection with the evaluation, negotiation and/or consummation of the Transaction or obtaining debt financing for the Transaction. The Recipients further agree that the Confidential Material will be kept strictly confidential at all times, provided that (i) any Confidential Material may be disclosed to the Recipients’ respective Representatives who need to know such information for the purpose of evaluating, negotiating, consummating and/or providing debt financing for the Transaction, (ii) any disclosure of Confidential Material may be made to which the Discloser consents in writing, and (iii) any disclosure of Confidential Material may be made by the Recipients or their respective Representatives as required by law or judgment of a competent jurisdiction or requested by any governmental agency of a competent jurisdiction or other regulatory authority (including applicable securities exchanges); provided that the Recipients (or their respective Representative, as applicable) shall, to the extent practicable and unless prohibited by applicable law or regulation, promptly provide the Discloser with prior written notice of such disclosure to allow the Discloser to seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts, at the Discloser’s sole cost and expense, to obtain reliable assurance that confidential treatment will be accorded to such information. The Recipients agree to be responsible for any breach of this Agreement by any of their respective Representatives, except with respect to any Representative who has entered into a confidentiality agreement with the Discloser (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Discloser may have against such Representative with respect to any such breach).

Recipients may disclose to and discuss with any potential source of debt financing and its Representatives on a need-to-know basis (as reasonably determined by the Recipients) the Confidential Material for the sole purposes of evaluating, negotiating, financing and/or consummating the Transaction; provided that such potential source of debt financing has agreed in writing to be bound by the terms of this Agreement applicable to a Recipient’s Representative. For the avoidance of doubt, without the prior written consent of the Discloser (which consent shall not be unreasonably withheld), none of the Recipients or any of their respective Affiliates or other Representatives will enter into any discussions or agreements or otherwise cooperate or partner with any co-investor or other equity financing source (other than the Recipients or their respective Affiliates) with respect to the Transaction.

Upon the Discloser’s written request, the Recipients and their respective Representatives shall promptly return or destroy all documents and all other materials containing or reflecting any Confidential Material, together with any copies, which are in the possession or control of the Recipients or its Affiliates or any other Representatives, provided that the Recipients and their respective Representatives will be permitted to retain copies of the Confidential Material to the extent required by any applicable law, court or regulatory agency or authority or its internal compliance procedures and will not be required to delete electronic copies of the Confidential Material to the extent such destruction is not reasonably practicable. Any Confidential Material retained pursuant to the terms of this paragraph shall remain subject to the terms and conditions of this Agreement and may only be accessed by compliance personnel for compliance purposes. Notwithstanding the foregoing, the Recipients or their respective Representatives shall be entitled to retain Confidential Material acquired in the course of their employment with, or service as a director of, the Discloser, subject to confidentiality obligations arising out of such Recipient’s or Representative’s employment with, or service as a director of, the Discloser.

2

The Recipients understand and acknowledge that none of the Discloser or any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material, and none of the Discloser or any of its Representatives will have any liability to any Recipient or any other person resulting from its use of the Confidential Material. Only those representations or warranties that are made to the Recipients in a definitive agreement with the Discloser regarding the Transaction (a “Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on the Recipients’ part.

The Recipients understand and agree that no contract or agreement providing for the Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and the Recipients hereby waive, in advance, any claims (including breach of contract) in connection with the Transaction unless and until the Recipients shall have entered into a Definitive Agreement. The Recipients also agree that unless and until a Definitive Agreement between the Discloser and the Recipients with respect to the Transaction has been executed and delivered, none of the Discloser or any of its stockholders, Affiliates or other Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Discloser shall not have any obligation to commence or continue discussions or negotiations, to provide any Confidential Material, to reach or execute any agreement or to refrain from entering into or continuing any discussions, negotiations and/or agreements at any time with any third party, unless and until a Definitive Agreement is executed by the Discloser and the Recipients, and only to the extent provided therein.

Each Recipient hereby confirms that it is not acting as a broker for or representative of any person (other than as a representative of any other Recipient or its Affiliates) and is considering the Transaction only for its own account. Each Recipient hereby confirms that neither such Recipient nor any of its Affiliates or other Representatives (acting on its or their behalf) has entered into, directly or indirectly, any agreements, arrangements or understandings with any person (other than any agreements, arrangements or understandings among the Recipients and/or their respective Affiliates or between such Recipient and its Representatives) with respect to a possible Transaction. Neither this paragraph nor any other provision in this Agreement can be waived, amended or assigned except by written consent of the Discloser, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

The Recipients agree that money damages would not be a sufficient remedy for any breach of this Agreement by it and that the Discloser shall be entitled to, and none of the Recipients shall oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the Discloser at law or in equity.

The Recipients agree that no failure or delay by the Discloser in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

3

The Recipients agree that, for a period of one year from the date of this Agreement, without the prior written consent of the Discloser, none of the Recipients or any of their respective Affiliates who receive Confidential Material hereunder will, directly or indirectly, solicit to hire: (i) any management-level employee of the Discloser or any of its subsidiaries; or (ii) any other employee of the Discloser or any subsidiary of the Discloser with whom the Recipients or any of their respective Representatives has had contact or who (or whose performance) became known to the Recipients or their respective Representatives in connection with the process contemplated by this Agreement; provided, however, that the foregoing provision will not prevent any Recipient and its Affiliates from hiring any such person (a) who contacts such Recipient (or such Affiliate) in response to a bona fide public advertisement for employment placed by such Recipient or any of its Affiliates and not specifically targeted at the Discloser’s employees; (b) who has been terminated by the Discloser; or (c) who first initiates employment discussions with such Recipient without any solicitation by such Recipient in breach of this paragraph.

The Recipients agree to submit or direct to the financial advisor and/or legal advisor to the independent committee of the board of directors of the Discloser (the “Independent Committee”) or such other person as may be notified to the Recipients by the Discloser all (i) communications with the Discloser or its Representatives regarding the Transaction or the Confidential Material, (ii) requests to the Discloser or its Representatives for additional information relating to the Transaction, (iii) requests for facility tours or management meetings or conversations relating to the Transaction and (iv) discussions with or questions to the Discloser or its Representatives regarding procedures relating to the Transaction. For the avoidance of doubt, this paragraph does not limit any contact with any persons by the Recipients or their respective Representatives which do not in any way relate to the proposed Transaction and are in the ordinary course of business.

The Recipients hereby agree that for a period beginning the date hereof and ending on the earlier of (i) the date which is one year from the date of this Agreement, (ii) the date on which any Definitive Agreement with respect to the Transaction is terminated, and (iii) the date that is six months after the date on which all of the Recipients who are signatories hereto deliver a notice to the Independent Committee to withdraw from the Transaction (the “Standstill Period”), none of the Recipients will (and the Recipients will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless consented to in writing in advance by the Independent Committee: (a) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Discloser or any securities issued by the Discloser, or any option or other right to acquire such ownership (including from a third party); (b) seek to have additional representation on the Board of Directors of the Discloser than is currently held by certain of the Recipients, (c) propose or seek to propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Discloser or any of its subsidiaries; (d) solicit or participate in the solicitation of, any proxies or consents with respect to any securities of the Discloser in connection with any of the foregoing activities; (e) seek or propose to have called, or cause to be called, any meeting of shareholders of the Discloser in connection with any of the foregoing activities; (f) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (g) form, join or in any way participate in a group with respect to any voting or other equity securities of the Discloser or any of its subsidiaries or joint ventures in connection with any of the foregoing activities; (h) enter into any agreement, arrangement or understanding with any current or future shareholder of the Discloser or other person that has the right to vote or direct the voting of voting securities of the Discloser that is intended or could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to (x) vote any voting securities of the Discloser beneficially owned by such person (or with respect to which such person otherwise has the right to vote or to the direct the voting of such voting securities) in favor of, or (y) tender any such voting or equity securities of the Discloser into any offer made in connection with, any of the foregoing activities; (i) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing; (j) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party in connection with the foregoing activities or propose any of the foregoing to any third party; or (k) agree to take any of the foregoing actions. The Recipients further agree that, during the Standstill Period, they will not, without the written consent of the Independent Committee, take any initiative or other action with respect to the Discloser or any of the subsidiaries of the Discloser that is reasonably likely to require the Discloser to make a public announcement regarding (i) any of the activities, events or circumstances referred to in the preceding sentences of this paragraph, or (ii) the possibility of a Transaction, any similar transaction or the pursuit of strategic alternatives or any strategic alternative by the Discloser.

4

Notwithstanding the foregoing, nothing in this Agreement shall be deemed to in any way restrict or limit the ability of any of the Recipients or their respective Representatives to (i) take any action required by this Agreement or required or requested by applicable law, regulation, court, arbitral body, governmental authority, administrative agency, regulatory authority (including applicable securities exchanges) or applicable judicial, arbitral or governmental order, (ii) take any action in (and solely in) the capacity of any of the Recipients or their respective Representatives as a director or officer of the Discloser, (iii) receive options or other awards granted by the Discloser and exercise any options or other awards to purchase securities of the Company to purchase securities of the Discloser, (iv) acquire securities of the Discloser as a result of any share split, combination, recapitalization or other similar transaction in or of the ordinary shares of the Discloser, or (v) acquire from, or transfer to, any of the Recipients or its Affiliates, the beneficial ownership of any securities issued by the Discloser, or enter into any agreement, arrangement or understanding in connection with such acquisition or transfer with any Recipients or its Affiliates; or (vi) make a private, non-public proposal to the Independent Committee for any of the matters under (a) through (k) of the first sentence of the preceding paragraph.

If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

Except as otherwise provided herein, the obligations of the Recipients under this Agreement will continue until the date that is one year after the date of this Agreement.

5

This Agreement embodies the entire understanding and agreement between the parties with respect to the Confidential Material and supersedes any prior understandings and agreements relating thereto.

The Discloser shall not assign either this Agreement or any of its rights or interests hereunder without the prior written approval of all the other parties hereto, and any such assignment by the Discloser without prior written approval of all the other parties hereto shall be deemed invalid and not binding on such other parties.

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

All disputes, controversies or claims arising out of or in connection with this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong Special Administrative Region. The language of the arbitration shall be English.

[Signature page follows]

6

Very truly yours,

BTG Hotels (Group) Co., Ltd.

By:	/s/ Rungang Zhang
Name:	Rungang Zhang
Title:	Chairman of Board of Directors

Poly Victory Investments Limited

By:	/s/ Yi Liu
Name:	Yi Liu
Title:	Director

Ctrip.com International, Ltd.

By:	/s/ Min Fan
Name:	Min Fan
Title:	President and Director

/s/ Neil Nanpeng Shen
Neil Nanpeng Shen

/s/ James Jianzhang Liang
James Jianzhang Liang

/s/ David Jian Sun
David Jian Sun

[Signature page to Project House NDA]

Accepted and agreed as of the date first written above

Homeinns Hotel Group

By:	/s/ Cathy Xiangrong Li
Name:	Cathy Xiangrong Li
Title:	Chief Financial Officer

[Signature page to Project House NDA]